SpectRx, Inc. (770) 242-8723

Bill Wells - Media

SpectRx Reports Second Quarter 2006 Results

  $625,000 in interim financing secured
  Discussions underway with several potential SimpleChoice partners; SimpleChoice costs reduced
  Enrollment in FDA pivotal clinical trial of cervical cancer detection device nearing 1,200 subjects

Norcross, GA (September 18, 2006) -- SpectRx, Inc. (OTCBB: SPRXE) today announced its operating results for the second quarter and first six months of 2006.

Revenue for the second quarter of 2006 was $207,000, compared to revenue of $269,000 in the second quarter of 2005.  For the six months ended June 30, 2006, revenue was $334,000, versus $638,000 for the same period last year.  The decrease in revenue was primarily due to a reduction in contract revenue.

The net loss available to common stockholders for the second quarter of 2006 was $1.6   million, or $0.14 per share, compared with a net loss available to common stockholders of $1.4 million, or $0.12 per share, in the comparable quarter of 2005.  For the first six months of this year, the net loss available to common stockholders was $2.9 million, or $0.25 per share, compared to a net loss available to common stockholders of $2.8 million, or $0.24 per share, in the first half of 2005.

"We have received commitments for an additional $625,000 in short-term bridge financing designed to sustain our operations until we can refinance SpectRx and complete the separate financing of our cervical cancer detection business," said Mark A. Samuels, SpectRx, Inc. chairman and chief executive officer.  "We believe that we are continuing to make progress toward both of these goals."

"We are also in discussions with a number of parties interested in our SimpleChoice products and technology and now believe that the best plan for success for our SimpleChoice product line is in establishing a strategic relationship with an existing insulin pump company.  As part of a broad effort to reduce operating costs, president and chief operating officer Bill Arthur has changed his status with the company to part time, and SimpleChoice has postponed new product development activities.  Mr. Arthur plans to focus his efforts on negotiating and structuring a strategic transaction involving our SimpleChoice products and technology," Mr. Samuels said.

Cancer Detection Business Update -

"Enrollment of subjects in the pivotal FDA clinical trial of our non-invasive cervical cancer detection device is approaching 1,200 women," said Mark Faupel, Ph.D., SpectRx chief technical officer and president of Guided Therapeutics, Inc., the SpectRx subsidiary formed to commercialize the non-invasive cervical cancer detection device.  "We have also tested several dozen women with our new pre-production cervical cancer detection device and single-patient-use calibration disposables.  Additional pre-production devices are being built and we expect them to be deployed in pivotal clinical sites in the coming months."

About SpectRx, Inc.

SpectRx, Inc. (OTCBB: SPRXE) is a diabetes management company developing and providing innovative solutions for insulin delivery and glucose monitoring.  SpectRx markets the SimpleChoice® line of innovative diabetes management products, which include insulin pump disposable supplies.  SpectRx also plans to develop a consumer device for continuous glucose monitoring.  The company is commercializing its non-invasive cervical cancer detection technology through its subsidiary, Guided Therapeutics, Inc., which SpectRx intends to separately finance.  For more information, visit SpectRx's web sites at spectrx.com, mysimplechoice.com and guidedtherapeutics.com.

The Guided Therapeutics device is an investigational device and is limited by federal law to investigational use.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading "Risk Factors" in SpectRx's reports filed with the SEC, including SpectRx's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, as amended, and subsequent quarterly reports.

SpectRx, Inc & Subsidiaries

Condensed Statement of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In Thousands except per share data	2006	2005	2006	2005
Revenue	$207	$269	$334	$638
Cost of Sales	266	318	464	711
Gross Loss	(59)	(49)	(130)	(73)

Expenses
Research & Development	814	344	1,337	1,008
Selling, General & Administrative	492	535	949	1,036
Expense on Sale of BiliChek Product Line	0	275	0	275
Total Operating Expenses	1,306	1,154	2,286	2,319

Operating Loss	(1,365)	(1,203)	(2,416)	(2,392)

Interest & Other Expense	(167)	(109)	(308)	(202)
Net Loss	(1,532)	(1,247)	(2,724)	(2,594)
Preferred Stock Dividends	(90)	(92)	(182)	(182)
Deemed Dividend on Preferred Stock	0	0	0	0

Net Loss Attributable to Common Stockholders	$(1,622)	$(1,392)	$(2,906)	$(2,776)

Basic & Diluted Net Loss per Share	($0.14)	($0.12)	($0.25)	($0.24)

Basic & Diluted Weighted Average Shares Outstanding	11,788	11,579	11,763	11,568

Selected Balance Sheet Data (Unaudited)

	June 30, 2006	December 31, 2005
Cash & Cash Equivalents	$168	$313
Working Capital Deficit	(8,844)	(6,128)
Total Assets	1,584	1,750
Accumulated Deficit	(65,390)	(62,666)
Stockholders' Deficit	(9,015)	(6,167)
Redeemable Preferred Stock	5,340	5,113